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                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO. ________)*


                                 Benihana Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                 Class A Common Stock, par value $.10 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   082047200
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                October 17, 2005
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ]  Rule 13d-1(b)
         [x]  Rule 13d-1(c)
         [ ]  Rule 13d-1(d)


_____________

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  082047200                                          Page 2 of 9 Pages

________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Raiff Partners, Inc. - 13-3797915
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
                           0
   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
                           362,700
  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
                           0
  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
                           362,700
    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           362,700
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)
                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           5.8%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (See Instructions)
           CO
________________________________________________________________________________

CUSIP No.  082047200                                          Page 3 of 9 Pages

________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Robert M. Raiff
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States Citizen
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
                           0
   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
                           362,700
  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
                           0
  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
                           362,700
    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           362,700
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)
                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           5.8%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (See Instructions)
           IN
________________________________________________________________________________

CUSIP No.  082047200                                          Page 4 of 9 Pages

________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Centurion Investors, LLC - 13-3972342
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.   SEC USE ONLY

________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER
                           0
   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER
                           362,700
  OWNED BY
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER
                           0
  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
                           362,700
    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
           362,700
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)
                                                                          [_]
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
           5.8%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON (See Instructions)
           OO
________________________________________________________________________________

                                                               Page 5 of 9 Pages

Item 1. (a)  Name of Issuer:

                        Benihana Inc.

        (b)  Address of Issuer's Principal Executive Offices:

                        8685 Northwest 53rd Terrace, Miami, Florida 33166

Item 2. (a)  Name of Person Filing:

                        This Schedule 13G is being filed jointly by Raiff
             Partners, Inc., Robert M. Raiff and Centurion Investors, LLC (the "Reporting Persons").

        (b)  Address of Principal Business Office or, if none, Residence:

                        The address of each of the Reporting Persons is 152
             West 57th Street, New York, NY 10019.

        (c)  Citizenship:

                        Raiff Partners, Inc. is a Delaware corporation.
             Robert M. Raiff is a United States citizen. Centurion Investors, LLC is a Delaware limited liability company.

        (d)  Title of Class of Securities:

                        Class A Common Stock, par value $.10 per share

        (e)  CUSIP Number:
                        082047200

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)     [ ]  Broker or dealer registered under Section 15 of the Act.

(b)     [ ]  Bank as defined in Section 3(a)(6) of the Act.

(c)     [ ]  Insurance company as defined in Section 3(a)(19) of the Act.


(d)     [ ]  Investment company registered under Section 8 of the Investment
             Company Act of 1940.

(e)     [ ]  An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E).

(f)     [ ]  An employee benefit plan or endowment fund in accordance with
             ss.240.13d-1(b)(1)(ii)(F).

(g)     [ ]  A parent holding company or control person in accordance with
             ss.240.13d-1(b)(1)(ii)(G).

(h)     [ ]  A savings associations as defined in Section 3(b) of the Federal
             Deposit Insurance Act.

(i)     [ ]  A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940.

(j)     [ ]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

                                                               Page 6 of 9 Pages
Item 4.      Ownership.
                          (a)    Amount Beneficially Owned: *

                          (b)    Percent of Class: *

                          (c)    Number of Shares as to which the person has:
                                 (i)   sole power to vote or direct the vote *
                                 (ii)  shared power to vote or direct the vote *
                                 (iii) sole power to dispose or direct the
                                       disposition of *
                                 (iv)  shared power to dispose or direct the
                                       disposition of *

                          *See Attachment A

Item 5.          Ownership of Five Percent or Less of a Class.
                 If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following .

Item 6.          Ownership of More than Five Percent on Behalf of Another
                 Person.
                          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
                          Not applicable.

Item 8.          Identification and Classification of Members of the Group.
                          Not applicable.

Item 9.          Notice of Dissolution of Group.
                          Not applicable.

Item 10.         Certification.
                          By signing below I certify that, to the best of my
                 knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                               Page 7 of 9 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     October 21, 2005
                                         ---------------------------------------
                                                         (Date)

                                         RAIFF PARTNERS, INC.

                                                  /s/ Sheldon Brody
                                         ---------------------------------------
                                                      (Signature)

                                         Sheldon Brody, Chief Financial Officer
                                         ---------------------------------------
                                                      (Name/Title)


                                                 /s/ Robert M. Raiff
                                         ---------------------------------------
                                                      (Signature)

                                                    Robert M. Raiff
                                         ---------------------------------------
                                                      (Name/Title)

                                         CENTURION INVESTORS, LLC

                                         By: Raiff Partners, Inc., its Manager

                                                  /s/ Sheldon Brody
                                         ---------------------------------------
                                                      (Signature)

                                         Sheldon Brody, Chief Financial Officer
                                         ---------------------------------------
                                                       (Name/Title)

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

Attention:        Intentional misstatements or omissions of fact constitute
                  Federal criminal violations (See 18 U.S.C. 1001)

                                                               Page 8 of 9 Pages


                                  ATTACHMENT A

                  As of October 21, 2005, each of Raiff Partners, Inc., Robert
M. Raiff and Centurion Investors, LLC is the beneficial owner of 362,700 shares of Class A Common Stock, par value $.10 per share, constituting 5.8% of the issued and outstanding shares of Class A Common Stock. Robert M. Raiff, as president of Raiff Partners, Inc., Raiff Partners, Inc. as manager of Centurion Investors, LLC and Centurion Investors, LLC as general partner of Centurion Long Term Strategies, LP (the "Fund") may be deemed to have the shared power to direct the voting and disposition of the 362,700 shares of Common Stock owned by the Fund.

                                                               Page 9 of 9 Pages

                            AGREEMENT OF JOINT FILING

                  In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other persons signatory below of a statement on Schedule 13G or any amendments thereto, with respect to the Common Stock of Benihana Inc., and that this Agreement be included as an attachment to such filing.

                  This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

                  IN WITNESS WHEREOF, the undersigned hereby execute this Agreement on the 21st day of October, 2005.


                                         RAIFF PARTNERS, INC.

                                         By:  /s/ Sheldon Brody
                                         ---------------------------------------
                                         Name:  Sheldon Brody
                                         Title:  Chief Financial Officer

                                         /s/ Robert M. Raiff
                                         ---------------------------------------
                                         ROBERT M. RAIFF


                                         CENTURION INVESTORS, LLC

                                         By:  Raiff Partners, Inc., its manager

                                         By:  /s/ Sheldon Brody
                                         ---------------------------------------
                                         Name:  Sheldon Brody
                                         Title:  Chief Financial Officer